SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 12, 2005

Date of Report (Date of earliest event reported)

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2005, CONSOL Energy Inc. (the “Company”) entered into a Change in Control Severance Agreement (the “CIC Agreement”) with P. Jerome Richey, the Company’s Vice President and General Counsel.

The CIC Agreement with Mr. Richey provides that if Mr. Richey is terminated (1) after, or in connection with, a change in control, as defined in the CIC Agreement, for any reason other than cause, death or disability, or if he is constructively terminated (which includes (a) an adverse change in his position, (b) a reduction in annual base salary or target bonus or a material reduction in employee benefits, (c) a material change in circumstances as determined by Mr. Richey, which has rendered Mr. Richey unable to carry out his duties, (d) the liquidation, dissolution, merger, consolidation or reorganization of CONSOL Energy or transfer of substantially all of CONSOL Energy’s business or assets or (e) the relocation of Mr. Richey’s principal work location to a location that increases his normal commute by more than 50 miles or that requires travel increases by an unreasonable amount), in each case, within the two year period after a change in control, or (2) other than for cause, death or disability, not more than three months prior to the date on which a change in control occurs or, at the request of a third party who initiates a change in control, Mr. Richey would receive: (i) a lump sum cash payment equal to (A) a multiple of 2 times Mr. Richey’s base pay, plus (B) a multiple of 2 times Mr. Richey’s incentive pay; (ii) a pro–rated payment of his incentive pay for the year in which Mr. Richey’s termination of employment occurs; (iii) the continuation of medical and dental coverage for 24 months plus the further continuation of such benefits following the 24 month period if Mr. Richey would have been entitled to such benefits had his employment terminated at the end of such 24 month period (or a lump sum payment in lieu of continuation); (iv) a lump sum cash payment equal to the total amount that Mr. Richey would have received under CONSOL Energy’s 401(k) plan as a company match if Mr. Richey was eligible to participate in CONSOL Energy’s 401(k) plan for 24 months after his termination date and he contributed the maximum amount to the plan for the match; (v) a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under CONSOL Energy’s qualified defined benefit plan and (if eligible) its pension restoration plan and the present value of the accrued pension benefits to which Mr. Richey would have been entitled under the pension plans if he had continued participation in those plans for 24 months after his termination date; (vi) a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and (vii) any amounts earned, accrued or owing but not yet paid as of Mr. Richey’s termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CONSOL Energy. Upon a change in control, all equity will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. The CIC Agreement provides for a tax gross-up if any of the benefits would constitute an “excess parachute payment” within the meaning of 280G of the Internal Revenue Code. The CIC Agreement has an initial term of three years with one-year automatic extensions on a yearly basis unless notice is given by CONSOL Energy not to extend the CIC Agreement.

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The foregoing is merely a summary of the material terms of the CIC Agreement, and does not purport to be complete, and is qualified in its entirety by, the document which is attached hereto as an exhibit.

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Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.79	Change in Control Agreement of P. Jerome Richey

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Vice President and General Counsel

Dated: August 18, 2005

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Exhibit Index

Exhibit No.	Description
Exhibit 10.79	Change in Control Agreement of P. Jerome Richey

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